UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Electro Scientific Industries, Inc.

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:
The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Wednesday, August 8, 2018 at 11:00 a.m. Pacific Daylight Time, for the following purposes:

1.
To elect the six directors named in the proxy statement for a term of one year. Frederick A. Ball, Michael D. Burger, Lynne J. Camp, Laurence E. Cramer, Raymond A. Link and Richard H. Wills are nominees for election for a one-year term.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 30, 2019.

4.	To transact any other business that properly comes before the meeting.
Only shareholders of record at the close of business on June 5, 2018 will be entitled to vote at the 2018 Annual Meeting.
Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, AUGUST 8, 2018: This proxy statement and the Company’s 2018 Annual Report to Shareholders are also available at http://investors.esi.com/financial-information/proxy-online.
By Order of the Board of Directors

Allen L. Muhich
Vice President, Chief Financial Officer
and Corporate Secretary
Portland, Oregon
July 9, 2018

ELECTRO SCIENTIFIC INDUSTRIES, INC.
PROXY STATEMENT
The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is July 9, 2018.
SOLICITATION AND REVOCABILITY OF PROXY
The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on August 8, 2018 (the "2018 Annual Meeting"). The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the 2018 Annual Meeting. Proxies will be solicited by use of the mail and the internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.
Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, un-revoked proxies will be voted at the 2018 Annual Meeting in accordance with the instructions given.
Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the 2018 Annual Meeting is June 5, 2018. On that date there were 34,104,459 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.
A majority of the Common Stock entitled to vote at the 2018 Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.
With respect to proposal 1, the election of directors, the six directors receiving the highest number of votes will be elected. With respect to proposals 2 and 3, to approve each proposal the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.” If your shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote these shares, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 3, the ratification of the selection of the Company’s independent auditors for fiscal 2019, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
PROPOSAL 1: ELECTION OF DIRECTORS

A Board of six directors will be elected at the 2018 Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Frederick A. Ball, Michael Burger, Lynne J. Camp, Laurence E. Cramer, Raymond A. Link and Richard H. Wills are nominees for re-election for a one-year term. These nominees are recommended by the Corporate Governance and Nominating Committee. Under Oregon law, if a quorum of shareholders is present at the 2018 Annual Meeting, the directors elected will be the six nominees for election as directors who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. If any of the nominees for election as director at the 2018 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. Proxies may not be voted for a greater number of persons than the number of nominees named below.
John Medica was a member of the Board in fiscal 2018 until his passing on October 13, 2017.

The following table briefly describes the Company’s nominees for directors:

Name, Age, Principal Occupation, and Other Directorships	Director Since
Nominees
Frederick A. Ball, 56, served as Executive Vice President and Chief Administrative Officer of Marketo Inc., a leading marketing automation company from February 2016 through August 2016. Prior to that Mr. Ball served as the Senior Vice President and Chief Financial Officer from May 2011 to March 2016. Prior to joining Marketo, Mr. Ball was the Chief Financial Officer for a number of public and private technology companies including Webfoot Software, Inc., BigBand Networks, Inc., and Borland Software Corporation. Mr. Ball also served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers LLC for over 10 years. Mr. Ball is a director at Advanced Energy Industries, Inc. and SendGrid and is chair of their audit committees and a member of their nominating and governance committees. Mr. Ball is also on the Board of Directors of Engagio, a private company. Mr. Ball is Chair of the Compensation Committee and a member of the Audit Committee.

Mr. Ball brings to the Board important financial management experience and financial expertise, having served as Chief Financial Officer of several high-technology companies. He also brings significant experience with mergers and acquisitions within the semiconductor equipment industry as well as experience as a result of serving on the board of directors of two public companies.
2003
Michael D. Burger, 60, was appointed President and CEO of ESI on October 3, 2016. Prior to joining ESI, Mr. Burger was President and Chief Executive Officer of Cascade Microtech since 2010. Prior to joining Cascade Microtech, Mr. Burger served as the President and Chief Executive Officer of Merix Corporation, a printed circuit board manufacturer, from April 2007 to February 2010, and as a member of the Board of Directors of ViaSystems after it acquired Merix. From November 2004 until joining Merix, Mr. Burger served as President of the Components Business of Flextronics Corporation. From 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG's President and a member of its board of directors. Mr. Burger holds a B.S. degree in Electrical Engineering from New Mexico State University and a certificate from the Stanford University International Executive Management Program.

Mr. Burger brings to the Board his prior experience with other electronics manufacturers, including former service as a chief executive officer and director.
2016
Lynne J. Camp, 60, is the owner and founder of Lynne Camp, LLC, a consulting and executive coaching services firm she created in 2012. Previously, Ms. Camp was the Vice President of the Performance Instruments business at Tektronix, Inc., an industry-leading test and measurement equipment manufacturing company, from 2006 to 2007, and Danaher Corporation from 2007 to 2011 after it acquired Tektronix. Prior to joining Tektronix/Danaher, Ms. Camp spent 26 years with Hewlett-Packard and Agilent Technologies, where she held several senior positions including Vice President roles of HP/Agilent’s Remarketing Solutions group, Wireless Test Business group, Communications Test Equipment Services group, Multi-Industry Solutions group and Systems Generation and Delivery group. In these roles, Ms. Camp had direct responsibility for research and development, operations, program management, marketing and customer service in geographic areas throughout the world. Ms. Camp holds a Master’s Degree in Engineering Management and a Bachelor’s in Mechanical Engineering, both from Stanford University. Ms. Camp received an Executive Coaching Certification from the Hudson Institute of Santa Barbara, and is on faculty with the Center for Higher Ambition Leadership. Ms. Camp is a member of the Compensation Committee.

Ms. Camp brings to the Board a wide-ranging skillset for setting and executing strategy, developing and aligning teams to deliver superior results, as well as experience in high-tech operations and manufacturing.
2017
Laurence E. Cramer, 67, was with Continuum Electro-Optics, a manufacturer of high energy laser systems for medical, industrial and scientific research, until August 2015 where he held the positions of Vice President of R&D, Vice President / General Manager and President. Prior to that, he was President of Laser Diode Inc., a manufacturer of GaAs laser diodes for military and telecom applications. Prior to that he spent 15 years at Spectra-Physics in a range of management roles including, Manager of Marketing and Sales, Strategic Product Group Manger, and President of Spectra-Physics Laser diode systems, developer of advanced diode pumped solid state laser systems. He was a Board Member and past President of the Laser Institute of America, and was a member of the U.S. Department of Commerce Technical Advisory Committee in Electronics from 1988 to 1994. He holds a BA degree in Chemistry and Physics from DePauw University, a PhD in Chemistry from Northwestern University and a Masters Certificate in Six Sigma from Villanova University. Mr. Cramer is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

Mr. Cramer brings to the Board significant expertise in lasers and laser development.
2015

Name, Age, Principal Occupation, and Other Directorships	Director Since
Nominees (continued)
Raymond A. Link, 64, served as Executive Vice President and Chief Financial Officer of FEI Company, a leading supplier of scientific and analytical instruments for nanoscale imaging from July 2005 to April 2015.  Prior to this, Mr. Link served as Vice President and Chief Financial Officer of TriQuint Semiconductor, Inc. from July 2001 to July 2005. He is also on the Board of Directors of nLight Inc., a manufacturer of semiconductor and fiber lasers primarily for industrial applications, and FormFactor Inc., a manufacturer of probe cards and electrical test and measurement equipment for the semiconductor industry, and was a Director of Cascade Microtech, Inc., a semiconductor equipment manufacturer, from February 2005 through June 24, 2016. Mr. Link received a B.S. degree from the State University of New York at Buffalo and an M.B.A. from the Wharton School at the University of Pennsylvania. He is a licensed Certified Public Accountant and a Fellow with the National Association of Corporate Directors. Mr. Link is Chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee.

Mr. Link brings to the Board important financial management experience and expertise, as well as operations experience with another high-technology public company.
2015
Richard H. Wills, 63, (Chairman), was President and CEO of Tektronix, Inc., a test, measurement, and monitoring company, from 2000 until 2008, and its Chairman from 2001 through 2008. He joined Tektronix in 1979 and served in a range of marketing, product development and management roles, including President of the Measurement Business and President of Regional Operations for both Europe and the Americas. He holds a master's degree in business administration from the University of Oregon and a bachelor's degree in computer systems from Linfield College. Mr. Wills was a director of FEI Company until the company was acquired in 2016 and was Chairman of the Board of General Fusion, a private energy company in Vancouver, Canada until his retirement from the Board in March of 2017. He is currently a Board Member of StanCorp, an insurance provider in Portland Oregon. Mr. Wills has served as the Chairman of the Board of the Company since February 2015. He is Chair of the Corporate Governance and Nominating Committee and a member of the Compensation Committee.

Mr. Wills brings to the Board expertise in strategic planning, corporate governance, marketing and technology, as well as experience serving on the board of other public companies.
2014
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE
The Board has approved and adopted the Corporate Governance Guidelines and Corporate Governance and Nominating Committee Charter that are on the Company’s website at http://investors.esi.com/corporate-governance. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the Nasdaq Stock Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board must be independent as determined by the Board. The Board has made the following determinations with respect to each director’s independence for each director that served during fiscal 2018:

Director	Status (1)
Frederick A. Ball	Independent
Michael D. Burger	Not Independent
Lynne J. Camp	Independent
Laurence E. Cramer	Independent
Raymond A. Link	Independent
John Medica (2)	Independent
Richard H. Wills	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.

(2)	John Medica was a member of the Board in fiscal 2018 until his passing on October 13, 2017.
The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on the Company’s website at http://investors.esi.com/corporate-governance.
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
Board Leadership
In accordance with our Corporate Governance Guidelines, it is the practice of the Board to select a director as Chairman of the Board who qualifies as independent as defined in the Corporate Governance Guidelines. If the Chairman of the Board ceases to qualify as independent, the Board will designate an independent director to serve as Lead Director. The Company believes that this structure enhances the Board’s oversight of management, strengthens the Board’s ability to communicate its views to management, increases the Board’s independence and otherwise enhances our governance. Mr. Wills has served as Chairman of the Board since 2015.
Risk Oversight
The Board as a whole is responsible for overseeing our risk management function and certain members of the Company’s senior management team are expressly authorized by the Board to be responsible for implementation of the Company’s day-to-day risk management processes. In connection with the Board’s annual strategic and financial plan review, senior management makes a multidisciplinary presentation to the Board on significant strategic, operational, financial, legal and compliance risks facing the Company. At the other three quarterly Board meetings, senior management provides an update to the Board on specific risk-related issues. Additionally, the Board reviews a comprehensive assessment of the Company's risk and associated mitigating factors and actions annually.
Additionally, the Board is actively involved in oversight of certain risk areas conducted primarily through committees of the Board, as described in the charters of each of the committees. The Board satisfies its risk oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.
The Compensation Committee is responsible for overseeing the management of the Company’s executive compensation plans and incentive arrangements and routinely reviews these programs and incentive programs for all employees to ensure that these programs do not present inappropriate risk and are aligned with shareholder interests.

The Audit Committee oversees management of financial reporting, information technology, legal, the external audit relationship, functioning of internal controls and insurance related risks. This oversight includes meeting with management on at least a quarterly basis. As frequently as necessary, the Audit Committee Chair meets with senior management, the Company’s outside counsel and the Company’s independent auditors to discuss any hotline complaints, allegations of violations of the Code of Ethics and other ethical, legal or compliance matters. As applicable, which is generally on a quarterly basis, internal audit reports on the progress of the annual control testing to the Audit Committee and any related findings. Any significant findings are followed up on and corrected under the direction of the Audit Committee and the senior management team.
The Corporate Governance and Nominating Committee manages risks associated with the qualifications and independence of the Board and potential conflicts of interest.
MEETING ATTENDANCE
During fiscal 2018, the Board held five meetings, and each member of the Board attended at least 75 percent of the aggregate number of the meetings of the Board and the committees of which they were members. Directors are expected to attend shareholder meetings. All directors then in office attended the 2017 Annual Meeting of Shareholders.
BOARD COMPENSATION
Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. The Compensation Committee periodically reviews the non-employee director compensation program and makes recommendations to the Board of Directors as appropriate. The Committee has engaged Compensia, Inc., (“Compensia”) as its independent compensation consultant to provide advice with respect to non-employee director compensation matters.  During fiscal 2018, Compensia reviewed and recommended updates for the Company’s peer group and provided related advice with respect to director compensation.  Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices.
Directors who are not employees of the Company receive the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $75,000 for the service as the Chairman of the Board; (b) an annual cash retainer of $45,000 for non-Chairman Board service; and (c) an annual fee of $20,000, $15,000, and $10,000 for service as Chair of the Audit Committee, Compensation Committee, and Nominating & Governance Committee, respectively; and (d) an annual fee of $7,500, $5,000, and $4,000 for non-chairman service on the Audit Committee, Compensation Committee, and Nominating & Governance Committee, respectively. The Company also provides for reimbursement of costs for continuing education programs relating to the performance of duties as a director of a public company, subject to approval by the Chairman of the Board. Directors were reimbursed for reasonable expenses incurred in attending meetings of the Board.
Non-employee directors also receive initial and annual equity grants of restricted stock units (RSUs) as a component of their total compensation. On August 10, 2017, each non-employee director serving on that date received an annual grant of 12,000 RSUs under the 2004 Stock Incentive Plan, which will vest 100% immediately prior to the 2018 Annual Meeting. In connection with her appointment to the Board on October 2, 2017, Ms. Camp received an initial grant of 16,000 RSUs under the 2004 Stock Incentive Plan, which will vest 25% on each of the first four anniversaries of the grant date. If a director terminates Board service prior to vesting, the equity award will be prorated. For those directors only serving a partial term, cash retainers are also prorated.

FISCAL YEAR 2018 DIRECTOR COMPENSATION
The following table shows compensation earned by the Company’s non-employee directors in fiscal 2018. Compensation for Mr. Burger is set forth in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)		All Other Compensation ($)	Total ($)
Frederick A. Ball	$67,500	$129,600	(3)	$—	$197,100
Lynne J. Camp	$24,657	$225,120	(4)	$—	$249,777
Laurence E. Cramer	$56,500	$129,600	(3)	$—	$186,100
Raymond A. Link	$69,000	$129,600	(3)	$—	$198,600
John Medica(5)	$32,473	$129,600	(3)	$—	$162,073
Richard H. Wills	$84,313	$129,600	(3)	$—	$213,913

(1)	Reflects total cash compensation paid in fiscal 2018 and includes amounts deferred at the Director's election pursuant to the Company's deferred compensation plan.

(2)
Represents the full grant date fair value of the awards granted to each director in the fiscal year ended March 31, 2018, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.

(3)
For directors then serving, comprises an annual grant of 12,000 RSUs on August 10, 2017, which vests immediately prior to the 2018 Annual Meeting date. This grant represents the total number of unvested RSUs held by each such non-employee director as of March 31, 2018.

(4)
As part of her appointment to the Board, Lynne J. Camp received an initial grant of 16,000 RSUs on October 2, 2017, which vests on the first four anniversaries of the grant date. This grant represents the total number of unvested RSUs held by Ms. Camp as of March 31, 2018.

(5)	John Medica passed away on Friday, October 13, 2017 and his estate received a pro-rated vesting of his 2018 stock awards.
Under the Company's deferred compensation plan, directors can generally elect to defer a minimum of 10% and a maximum of 100% of the fees they receive from the Company for their service on the Board. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the director. Directors may also defer payment of RSUs granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts.
Our stock ownership guidelines require directors to own stock equal to or greater than 3x their annual retainer. All directors met the stock ownership requirements as of June 5, 2018. See “Compensation Discussion and Analysis -- Stock Ownership Guidelines” for additional information regarding the stock ownership guidelines.
BOARD COMMITTEES
Audit Committee
The Company maintains an Audit Committee that consists of Raymond A. Link (Chairman), Frederick A. Ball, and Laurence E. Cramer. All of the members of the Audit Committee are “independent directors” in accordance with the Nasdaq Stock Market listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Link and Ball has financial reporting oversight experience, including serving as chief financial officer of a public company. The Board has determined that each of Messrs. Link, Ball and Cramer is an audit committee financial expert as defined in Securities and Exchange Commission (the “SEC”) rules. On a regular basis, the Audit Committee meets with management and with representatives of the Company's independent registered public accounting firm, Deloitte & Touche LLP, including meetings without the presence of management. The Audit Committee met eleven times in fiscal 2018.

Compensation Committee
The Company maintains a Compensation Committee that currently consists of Frederick A. Ball (Chairman), Lynne J. Camp, and Richard H. Wills with John Medica serving until his passing. All members of the Compensation Committee have been determined to be independent by the Board in accordance with the Nasdaq Stock Market listing standards and Securities and Exchange Commission rules. The Compensation Committee discharges the responsibilities of the Board relating to the compensation of our executive officers and non-employee directors and grants awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis.” The Compensation Committee met seven times in fiscal 2018.
Corporate Governance and Nominating Committee
The Company maintains a Corporate Governance and Nominating Committee that currently consists of Richard H. Wills (Chairman), Laurence E. Cramer and Raymond A. Link. John Medica was chairman up until his passing. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board in accordance with the Nasdaq Stock Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board, assessing the corporate governance policies and processes of the Board and reviewing from time to time the policies of the Board related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal 2018.
Shareholder Nominations
Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2019 will be considered for nomination for election at the 2019 Annual Meeting of Shareholders. Recommendations received after January 31, 2019 will be considered for nomination for election at the 2020 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. The Committee also values diversity. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under the Nasdaq Stock Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.
COMMUNICATIONS WITH BOARD
Any shareholder who desires to communicate with the Board, individually or as a group, may do so by writing to the intended member or members of the Board, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board in a timely manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 5, 2018 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company on June 5, 2018 as a group. Applicable percentage of ownership is based on 34,104,459 shares of Common Stock outstanding as of June 5, 2018 together with time-vested RSUs held by such shareholders. Shares of underlying RSUs vested at June 5, 2018 or vesting within 60 days after June 5, 2018, are deemed outstanding for computing the percentage ownership of the person holding such RSUs, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	85,390	(2)	*
Lynne J. Camp	—		*
Laurence E. Cramer	24,000		*
Raymond A. Link	44,100		*
Richard H. Wills	80,081		*
Michael Burger	162,337	(3)	*
Allen Muhich	—		*
Steve Harris	36,647		*
John Williams	17,231		*
Paul Oldham	63,925		*
Bing-Fai Wong	7,084	(4)	*
BlackRock Institutional Trust Company, N.A.	4,148,771	(5)	12.16%
400 Howard Street, San Francisco, CA 94105
The Vanguard Group, Inc.	2,308,004	(5)	6.77%
Valley Forge, PA 19355
Dimensional Fund Advisors LP	2,007,624	(5)	5.89%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746
Renaissance Technologies LLC	1,748,700	(5)	5.13%
600 Route 25A, East Setauket, New York 11733
11 directors and executive officers (as of June 5, 2018) as a group	520,795	(7)	1.53%

*	Less than 5 percent.

(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.

(2)	Includes 28,515 shares deferred under the Company’s deferred compensation plan.

(3)	Includes 75,837 shares deferred under the Company’s deferred compensation plan.

(4)	Includes 5,507 shares deferred under the Company's deferred compensation plan.

(5)	Based on the institutional holding report provided by Nasdaq as of June 5, 2018, which reflects the most recent Schedule 13D, 13F or 13G (or amendments thereto) filed by such person with the SEC.

EXECUTIVE OFFICERS
As of June 5, 2018, the Executive Officers of the Company were as shown in the below table.

Name	Age	Position
Michael Burger	60	President and Chief Executive Officer beginning October 2016
Allen Muhich	51	Vice President, Chief Financial Officer and Corporate Secretary
Steve Harris	55	Vice President of Engineering
John Williams	49	Vice President of Marketing
See Mr. Burger's biography under “Election of Directors.”
Allen Muhich joined the ESI team in December 2017 as Vice President, Chief Financial Officer and Corporate Secretary. Mr. Muhich brings over 25 years of global financial management experience in technology businesses. Prior to his role at ESI, Mr. Muhich served as the COO/CFO of ID Experts, a provider of identity protection services. Prior to ID Experts he was the CFO of Smarsh Inc., a provider of cloud-based archiving solutions, and the CFO of Radisys Corporation, a leading provider of open telecom solutions. Prior to Radisys he was the Vice President of Finance and Corporate Controller at Merix, a manufacturer of printed circuit boards, and he spent 15 years in financial management at Tektronix and Xerox. Mr. Muhich holds a B.A. degree in Accounting from Western Washington University.
Mr. Harris joined the ESI team in February 2017 as Vice President of Engineering. Mr. Harris brings over 30 years of engineering, engineering management and business management experience. Prior to joining ESI, Mr. Harris spent seven years at Cascade Microtech where he served as Vice President of Engineering, and as VP & General Manager. Prior to joining Cascade Microtech, Mr. Harris worked 11 years at ESI where he held roles of Vice President Research, Development & Engineering and VP & General Manager Semiconductor Products division. Mr. Harris spent the first 13 years of his career at Tektronix in development engineering, program management and engineering management roles. Mr. Harris holds a B.S. degree in Electrical Engineering from the University of Idaho and a certificate in General Management from Oregon Graduate Institute.
Mr. Williams joined the ESI team in February 2017 as Vice President of Marketing. Mr. Williams brings over 20 years of experience in increasingly responsible roles involving marketing management and strategy. Prior to joining ESI, John was Vice President, Marketing for Thermo Fischer Scientific, previously FEI, where he had served for ten years—seven as Vice President, Corporate and Strategic Marketing. Prior to FEI, he spent five years as Director of Marketing at Brooks Automation. John had previously held Product Marketing Manager responsibilities at a number of technology-focused firms. He has a degree in Mechanical Engineering from Cal Poly - San Luis Obispo.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During fiscal 2018, these individuals were:

Name	Position
Michael Burger	our President & Chief Executive Officer (“CEO”)
Allen Muhich	our Chief Financial Officer & Corporate Secretary (“CFO”) (1)
Steve Harris	our Vice President of Engineering (2)
John Williams	our Vice President of Marketing (2)
Paul Oldham	our former Senior Vice President Administration, Chief Financial Officer, & Corporate Secretary (3)
Bing-Fai Wong	our former Vice President of Customer Operations (4)
(1)Allen Muhich was appointed CFO and Corporate Secretary on December 5, 2017.
(2)Steve Harris and John Williams became executive officers of the Company on May 11, 2017.
(3)Paul Oldham resigned from his position as Senior Vice President, CFO and Corporate Secretary effective December 4, 2017.
(4)Bing-Fai Wong ceased to be an executive officer of the Company on May 11, 2017.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program for fiscal 2018, which ended on March 31, 2018. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of the Board (the “Committee”) arrived at the specific compensation decisions for our Named Executive Officers, for fiscal 2018, including the key factors that the Committee considered in determining their compensation.

Executive Summary

Who We Are
We are a leading supplier of innovative laser-based microfabrication solutions for industries reliant on micro-technologies. Our integrated solutions control the power of laser light allowing industrial designers and process engineers to transform materials enabling the technology that differentiates their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. Founded in 1944, we are headquartered in Portland, Oregon, with global operations in Asia, Europe and North America.
Over the past 18 months, we have begun to realize the benefits of the reorganization that we launched in fiscal 2017 to refocus our corporate priorities, to deliver more consistent earnings over time and improve our ability to execute. Key to this initiative was to identify investment opportunities that would significantly contribute to our focused corporate priorities and drive the development and introduction of new products in our key markets. During this period, we have accomplished the following:
Fiscal 2017

•	Restructured our organization to move from a business unit to a functional structure

•	Refreshed our executive leadership team, including the appointment of a new President and Chief Executive Officer

•	Shifted leadership of our global sales, service and manufacturing operations to Asia

•	Closed multiple sites for reduced cost, better efficiency and collaboration

•	Improved our ability to develop, manufacture, market and sell our leading families of products

•	Created a “success” model for annual adjusted gross margin and adjusted EBITDA targets
Fiscal 2018

•	Focused our product offerings by discontinuing and divesting lower performing products and businesses that did not contribute to our corporate objectives

•
Achieved higher revenues and lower expenses that enabled us to generate 27% non-GAAP* operating margin, compared to negative 6% in fiscal 2017; and increased orders over the last four fiscal quarters by 249% over the prior four fiscal quarters

•	Generated GAAP earnings per diluted share of $3.30, compared to a loss of $1.15 per share in fiscal 2017

•	Exceeded our “success” model for annual adjusted gross margin and adjusted EBITDA targets

•	Completed restructuring of key business processes to establish a reduced fixed cost structure

•	Achieved record orders for our flexible circuit drilling products based on a strong capacity build cycle and our customer’s investment in new technologies, materials and applications

•	Received multiple orders for our new UltrusTM semiconductor scribe tool

*See Annex A for a reconciliation of non-GAAP and GAAP financial measures.

Fiscal 2018 Financial Highlights

Fiscal 2018 was a very strong year for ESI under the leadership of Mr. Burger, who was appointed our President and Chief Executive Officer on October 3, 2016. We continued to make progress on our business transformation and experienced record revenue growth and renewed profitability:

Revenue

Our total revenue of $368 million increased from $161 million in fiscal 2017

Net Income

GAAP net income was $116.2 million, as compared to a net loss of $37.4 million in fiscal 2017

Cash Flow from Operations

Our cash flow from operations increased to $67.4 million from a use of $0.8 million in fiscal 2017

Non-GAAP Net Income*

Non-GAAP net income was $98.3 million, as compared to a non-GAAP net loss of $9.4 million in fiscal 2017

Fiscal 2018 Operational Highlights

Orders

Total orders increased to $460 million from $185 million in fiscal 2017

*See Annex A for a reconciliation of non-GAAP and GAAP financial measures.
Overall, the impact of these achievements has been reflected in the closing market price of our common stock which was $19.33 per share on March 31, 2018, the last day of fiscal 2018. This represents an increase in total shareholder return ("TSR") of approximately 177% over the closing market price of our common stock on April 1, 2017, the last day of fiscal 2017, which was $6.97 per share.

Fiscal 2018 Executive Compensation Highlights
Based on our overall operating environment and these results, the Committee took the following key actions with respect to the compensation of our Named Executive Officers for fiscal 2018:

•	Base Salary - Approved annual base salary increases ranging from 0% to 4%, with the exclusion of our CEO whose base salary remained unchanged from fiscal 2017 at $575,000.

•
Annual Cash Incentive Awards - Approved annual cash incentive awards under our fiscal 2018 annual cash incentive plan based on achievement of an aggregate of 449% of target performance levels, which under the plan was capped at 200% of the executive officers’ target opportunities, including an annual cash incentive award for our CEO in the amount of $1.15 million, equal to 200% of his target annual cash incentive award opportunity.

•
Long-Term Incentive Compensation - Granted long-term incentive compensation opportunities in the form of performance-based restricted stock unit (“PRSU”) awards that may be settled for shares of our common stock subject to our relative TSR as compared to the Russell 2000 index (the "Index") and time-based restricted stock unit (“RSU”) awards that also may be settled for shares of our common stock, in amounts ranging from target levels of approximately $96,720 to $1,489,085 million, including a PRSU award and an RSU award for our CEO with an aggregate target value of $1,489,085 million.

•
Compensation Arrangements with Mr. Muhich - In connection with his appointment as our Chief Financial Officer and Corporate Secretary on December 5, 2017, approved the following compensation arrangements for Mr. Muhich:

◦	an annual base salary of $350,000;

◦	a target annual cash incentive award opportunity equal to 60% of his annual base salary, subject to a maximum cap of 200% of his annual base salary;

◦	a hiring bonus in the amount of $25,000;

◦
an RSU award that may be settled for 25,000 shares of our common stock, subject to a four-year vesting requirement with 25% of the shares subject to the award vesting on each of the first four anniversaries of the date of grant, contingent upon his remaining continuously employed through each applicable vesting date; and

◦
an RSU award that may be settled for a target of 25,000 shares of our common stock based on the performance of our common stock relative to the performance of the Russell 2000 over three overlapping performance periods, each beginning on December 5, 2017, with the first performance period ending on December 5, 2018, the second performance period ending on December 5, 2019 and the third performance period ending on December 5, 2020, subject to the lesser of a maximum cap of 200% of the target number of shares or the target number of shares multiplied by 5x grant date fair value.

In addition, we also entered into an agreement with Mr. Muhich which provides for certain payments and benefits in the event of an involuntary loss of employment in connection with a change in control of the Company.

Pay-for-performance Philosophy
We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our shareholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk.”
Pay Mix
In addition to reasonable and competitive annual base salaries, we emphasize performance-based compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:

•
First, we provide the opportunity to participate in our annual cash incentive plan, which provides cash payments based two-thirds on short-term financial results and one-third on the achievement of short-term strategic objectives that meet or exceed the objectives set forth each year in our annual operating plan.

•
In addition, we grant PRSU awards, which at target comprise half of the total quantity of equity awards as a long-term incentive compensation opportunity that rewards executive officers for driving total shareholder return relative to an established stock price index that represents a reliable indicator of the general economy and reflects the unique and diverse nature of our operations.

These variable pay elements ensure that, each year, a substantial portion of our executive officers’ total compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
The pay mix for our CEO and our other Named Executive Officers during fiscal 2018 reflected this “pay-for-performance” design:

1)	Average Executive Officer Pay Mix reflects pro-rated FY18 awards for executive officers hired during 2017.

2)	Average Executive Officer Pay Mix excludes Paul Oldham and Bing-Fai Wong who ceased to be executive officers during the year and it also excludes Allen Muhich, who became our CFO on December 5, 2017.

3)	Equity awards of PRSUs and RSUs are presented based on target quantities and grant date fair value.
Annual Cash Incentives
Each year, we offer our executive officers the opportunity to earn cash incentive awards based on their performance as measured against a series of pre-established corporate goals. In fiscal 2018, these objectives were based on significant revenue growth and profitability, as measured by adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), as well as a strategic performance measure involving cost reduction achievements. As in prior years, the Committee determined that this combination of performance measures incented our executive officers to work as a team to achieve the financial, operational and strategic objectives reflected in our fiscal 2018 operating plan.

The Committee sets the performance objectives for these annual cash incentive awards at levels it believes can be achieved with meaningful effort. Typically, on a year-over-year basis, we set specific growth rate targets with respect to certain corporate financial measures, after taking into account growth opportunities, our strategic initiatives and competitive market position, as well as any countervailing considerations. Therefore, unless unforeseeable or unique factors affect our business or our key markets, or if our executive officers fail to adequately plan or execute on specific initiatives, it is probable, though not certain, that the performance objectives will be achieved at the target performance level with dedicated and sustained effort. The variability inherent in our annual cash incentive plan over the past three fiscal years is as follows:
Long-Term Incentives
We believe that a balanced mix of performance-based and time-based restricted stock unit awards are an effective way to directly link the compensation of our executive officers to the creation of sustainable long-term value for our shareholders as the amount (if any) that an executive officer may realize from his or her awards depends largely on our ability to drive the appreciation in value of our common stock over an extended period. We believe this result is appropriate as our shareholders also will have benefited significantly from owning our common stock.
We believe that our approach to long-term incentive compensation is in our best interests and the best interests of our shareholders for the following reasons:

•	It directly links the majority of our executive compensation to tangible financial results;

•	It emphasizes variable, “at risk” compensation; and

•	It ensures a strong “pay-for-performance” alignment.
Through our equity awards, when our shareholders are rewarded, our executive officers are also rewarded. Similarly, when our performance is not reflected in our stock price, our executive officers realize less value from their equity awards.
We believe this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. To ensure we remain faithful to our compensation philosophy, the Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, and, ultimately, realized from such awards in subsequent years and our total shareholder return over this period.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Committee evaluates our executive compensation program on a regular basis to ensure it is consistent with our short- and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do	What We Don't Do
☐ Maintain an Independent Compensation Committee.	☐ No Executive Defined Benefit Retirement Plans.
The Compensation Committee consists solely of independent directors.	We do not offer pension arrangements or defined benefit retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.
☐ Retain an Independent Compensation Advisor.

The Compensation Committee engaged its own compensation advisor to provide information and analysis with its fiscal 2018 compensation review, and other advice on executive compensation independent of management. This consultant performed no consulting or other services for us in fiscal 2018.

☐ Minimal Perquisites.
We only provide perquisites or other personal benefits to our executive officers that are supported by a reasonable business purpose.
☐ Annual Executive Compensation Review.	☐ No Tax Reimbursements on Perquisites.

The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than for standard relocation or temporary housing arrangements.
☐ No Special Welfare or Health Benefits.
Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
☐ Compensation At-Risk.

Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on our corporate performance, as well as equity-based, to align the interests of our executive officers and shareholders.

☐ No Post-Employment Tax Payment Reimbursement.
We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
☐ Performance-Based Incentive Award Opportunities.

Our annual cash incentive awards are subject to achievement of both “top-line” and “bottom-line” financial performance measures, while our long-term performance-based incentive awards are to be earned based on relative total shareholder return over a multi-year period.

☐ No Hedging of Our Equity Securities.
We prohibit our executive officers, the non-employee members of the Board and other employees from hedging our equity securities.
☐ Incentive Award Opportunities Capped.	☐ No Pledging of Our Equity Securities.
We limit both our annual and long-term performance-based incentive awards to 200% of the target.	We prohibit our executive officers, the non-employee members of the Board and other employees from pledging our equity securities.
☐ Stock Ownership Policy.	☐ No Dividends or Dividend Equivalents Payable on Unvested Equity Awards.
We maintain a stock ownership policy that requires our CEO, other executive officers and the non-employee members of the Board to maintain a minimum ownership level of our common stock.
We do not pay dividends or dividend equivalents on unvested or unearned RSU awards.
☐ Compensation Recovery (“Clawback”) Policy.	☐ No Stock Option Re-pricing.

In the event the Board determines that an executive officer has engaged in an act of embezzlement, fraud or breach of fiduciary duty that contributed to an obligation to restate our financial statements, the executive officer will be required to repay annual cash incentive awards and/or proceeds from the sale of equity awards within the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated.
Our employee stock plan does not permit options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our shareholders.
☐ Conduct an Annual Shareholder Advisory Vote on Named Executive Officer Compensation.
We conduct an annual shareholder advisory vote on the compensation of our Named Executive Officers.
☐ “Double-Trigger” Change-in-Control Arrangements.

All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid).

☐ Use a Pay-for-Performance Philosophy.

A significant portion of executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price and/or total shareholder return.

☐ Succession Planning.
We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

Shareholder Advisory Vote on Named Executive Officer Compensation
At our 2017 Annual Meeting of Shareholders, we conducted a non-binding shareholder advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our shareholders approved the Say-on-Pay proposal with approximately 78% of the votes cast in favor of the fiscal 2017 compensation of our Named Executive Officers. While this represented a majority support of the proposal, the Board recognized that these results were less than what it considered to be satisfactory, particularly in light of the fact that approximately 93% of the votes cast on our 2016 Say-on-Pay proposal were voted in favor of our Named Executive Officers' compensation.
At our 2017 Annual Meeting of Shareholders, we also conducted a non-binding shareholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). Our shareholders expressed a preference for holding future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. In recognition of this preference and other factors considered, the Board determined that we should continue to hold annual Say-on-Pay votes.

Responsiveness to Shareholder Feedback
Our shareholders’ opinions on how we operate our business are important to us. During fiscal 2018, we did not learn of any new concerns from our shareholders with respect to our executive compensation program. As the Committee made its compensation decisions for fiscal 2018, it was mindful of the level of support our shareholders have expressed in the past for our approach to executive compensation.
As part of its annual review of our executive compensation program, the Committee also considers enhancements to our program to strengthen the alignment of our financial and operational performance and our executive pay outcomes and to address shareholder concerns. Over the past two years, we have made the following changes to our executive compensation program:

Compensation Practice	Issue	Our Response	Effective Date of Response
Type of equity awards granted	Excessive use of time-based equity awards	Introduced performance-based restricted stock unit awards with a TSR measure for our CEO and other executive officers	Fiscal 2017
Design of CEO long-term incentive compensation opportunity	Desire for greater proportion of performance-based awards	At least half of value of all future equity awards granted to our CEO to be performance-based	Fiscal 2017
Design of annual incentive program		Eliminated quarterly attainment under annual cash incentive plan; payments will be based solely on annual performance	Fiscal 2018
The Board and the Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Executive Compensation Philosophy and Design Principles
We believe that our executive compensation program should attract and retain talented executive officers, motivate them to execute long-term business strategies while achieving our near-term financial objectives and align their performance with our short-term and long-term goals for delivering shareholder value. Based on this philosophy, we have developed a set of design principles which seek to link a significant portion of our executive officers’ target total direct compensation opportunity to the achievement of pre-established financial and operational results.

Compensation Philosophy	Compensation Design Principles
Attract and retain talented executive officers
Our executive officers should have market competitive compensation and the Committee orients our target total direct compensation opportunities generally near the 50th percentile of our compensation peer group, with actual compensation falling above or below depending upon our financial performance and the performance of our stock price. Compensation elements may be set above or below such percentile target and vary by individual executive officer based on tenure, experience and individual performance.

Pay for performance. Motivate executive officers to execute long-term business strategies while achieving near term financial targets
A significant portion of the annual compensation of our executive officers is designed to, and aligned with, annual business performance and the long-term relative performance of our stock price in comparison to the Russell 2000 Index.

Link compensation outcomes to performance of core business
Our fiscal 2018 annual cash incentive awards were dependent upon corporate achievement of two demanding financial performance objectives: revenue and adjusted EBITDA and one strategic objective, to meet a defined cost model objective within the fiscal year. The Committee determined that these were the most effective measures for linking our executive officers’ compensation directly to our core operating results for fiscal 2018.

Align compensation with shareholder interests
Our shareholders benefit from our continued strong operating performance. Thus, we believe that having a significant portion of compensation tied to equity with both time-based and performance-based vesting requirements directly aligns our executive officer and shareholder returns. Performance-based RSU awards make up a significant potential portion of equity awards granted to our Named Executive Officers.

We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.
Governance of Executive Compensation Program
Role of the Compensation Committee
The Committee consists entirely of independent non-employee directors as defined by the rules of the Nasdaq Stock Market, our Corporate Governance Guidelines and the Committee's charter. The current members of the Committee are Frederick A. Ball (Chairman), Lynne J. Camp, and Richard H. Wills. The Committee's authority and responsibilities are set forth in a charter adopted by the Board, which the Committee reviews annually. The Committee’s charter is available on our website at http://investors.esi.com/corporate-governance.
The Committee discharges the responsibilities of the Board relating to the compensation of our Named Executive Officers and the non-employee members of the Board. The Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. The Committee may, under its charter, delegate responsibilities to subcommittees of the Committee as appropriate.
The Committee reviews and approves the compensation of all of Named Executive Officers. The Committee has full authority to approve annual base salaries, annual cash incentive award opportunities and payments, long-term incentive compensation opportunities and all other compensation for our executive officers including any employment agreements and post-employment compensation arrangements. The Committee reviews and approves all equity award grants to our executive officers and the annual equity award grants to all other employees.
The Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Compensation-Setting Process
The Committee reviews our executive compensation program and makes approval decisions with respect to our CEO’s recommendations for base salary levels, annual cash incentive award opportunities and long-term incentive compensation opportunities of our Named Executive Officers (other than with respect to his own compensation) each fiscal year at its first quarterly meeting, or more frequently as warranted. This review is conducted in conjunction with the annual performance reviews of our executive officers for the prior fiscal year. Base salary adjustments are generally effective in June of each year and equity awards are generally granted in May of each year.
When approving each compensation element and the target total direct compensation opportunity for our executive officers, the Committee considers the following factors:

•	Our performance against the financial and operational objectives approved by the Committee and the Board

•
The Committee's, along with our CEO’s, assessment of each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group

•	The Committee's, along with our CEO’s, assessment of the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group

•
Our CEO’s assessment of the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead their function and work as part of a team, all of which reflect our core values

•	Compensation parity among our executive officers

•	Our financial performance relative to our peers

•	The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels

•	Historical and current information regarding each element of compensation for each executive officer

•	The recommendations provided by our CEO with respect to the compensation of our other executive officers
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable. The Committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers. The Committee references the median of the competitive market when considering compensation adjustments, however, and may approve pay levels that are higher for an executive officer where warranted by performance and other factors.
The Committee meets in executive session without the CEO present when determining his compensation.
Role of Management
In discharging its responsibilities, the Committee works with members of our management, including our CEO and Vice President of Human Resources. Our CEO and Vice President of Human Resources make recommendations on program design and pay levels, where appropriate, and implement the decisions approved by the Committee. Our CFO provides the financial information used by the Committee to make decisions with respect to the selection of performance measures and the setting of target levels and related payments for our annual and long-term incentive compensation arrangements.
In formulating recommendations with respect to the compensation of our other Named Executive Officers, our CEO considers the following factors:

•	Performance against the financial and operational objectives established by the Committee and the Board

•	Each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group

•	The scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group

•
The performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead their function and work as part of a team, all of which reflect our core values

•	Compensation parity among our executive officers

•	Our financial performance relative to our peers

•	The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels

•	Historical and current information regarding each element of compensation for each executive officer
Our CEO is assisted in pay administration by our Vice President of Human Resources. The Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, annual and long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

The Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our Named Executive Officers. As noted above, our CEO recuses himself from all discussions and recommendations regarding his own compensation.
Role of Compensation Consultant
The Committee has engaged Compensia, Inc., a national compensation consulting firm, as an independent outside compensation consultant with respect to executive officer and director compensation. The Committee has sole authority to retain and terminate Compensia. Compensia reports solely to the Committee for all services related to executive officer and non-employee Director compensation, and performed no other consulting services for us in fiscal 2018 except for those related to executive officer and director compensation. The Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the rules of the Nasdaq Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Committee.
For fiscal 2018, the scope of Compensia’s engagement included:

•	Review and analysis of the compensation for our Named Executive Officers

•	Review and input on the Compensation Discussion and Analysis section of our proxy statement for our 2018 Annual Meeting of Shareholders

•	Research, and assistance with development of our compensation peer group

•	Ad hoc support on other compensation-related matters throughout the year
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of similarly-situated business and labor market competitors. This compensation peer group consists of technology companies that are similar to us in terms of industry similarity, revenue, market capitalization and other factors.
In developing the compensation peer group for fiscal 2018, the following criteria were observed in identifying comparable companies:

•
Similar industry and competitive market for talent (primary focus on companies selling technology equipment or components such as lasers, photonics, optical components, semiconductors, particularly where the ultimate end-products serve a broad array of consumer or industrial markets)

•	Similar revenue size - within a range of ~0.5x to ~2.5x our last four quarters’ revenue (approximately $95 million to approximately $470 million)

•	Similar market capitalization - within a range of ~0.5x to ~4.0x our market capitalization (approximately $100 million to approximately $730 million).
For purposes of its executive compensation review at the beginning of fiscal 2018, the Committee used the following compensation peer group to assist with the determination of compensation for our executive officers:
Axcelis Technologies, Inc.                Novanta Inc.
Cohu, Inc                    RadiSys
Faro Technologies                 Rudolph Technologies
Hurco Companies                Ultratech, Inc.*
Maxwell Technologies                Vishay Precision Group, Inc.
Nanometrics                    Xcerra Corporation
*Ultratech, Inc. was acquired by Veeco in May, 2017

The Committee reviews the compensation peer group at least annually, and has made adjustments to its composition as warranted to reflect changes in both our business and the businesses of the companies in the peer group. The fiscal 2018 peer group was approved by the Committee in February 2017; changes included removal of Affymetrix, Cascade Mictrotech, and Mattson Technology due to acquisitions; removal of Form Factor and Veeco based on their relative revenue/market capitalization size; and the addition of Faro Technologies, Hurco Companies and Maxwell Technologies.

When selected, the 12 companies in the compensation peer group had annual revenue (based on the most recent four quarters) and market capitalization in a somewhat higher range than our fiscal 2018 annual revenue and market capitalization. By the end of the fiscal year, ESI’s revenue and market capitalization had increased to $368 Million and $665 million, respectively, and accordingly were at the high end of the selected peer group.
The fiscal 2019 peer group as approved by the Committee in November 2017 is made up of the following companies:
Axcelis Technologies, Inc.                Novanta Inc.
Cohu, Inc                    RadiSys
Faro Technologies                 Rudolph Technologies
Form Factor                    Veeco
Hurco Companies                Vishay Precision Group, Inc.
Maxwell Technologies                Xcerra Corporation
Nanometrics
The Committee reviews the compensation peer group at least annually, and has made adjustments to its composition as warranted to reflect changes in both our business and the businesses of the companies in the peer group. The fiscal 2019 peer group was approved by the Committee in November 2017; changes included removal of Ultratech, Inc. due to acquisition by Veeco and the addition of Form Factor and Veeco due to the change in the Company's market cap.

Company Scope	Electro Scientific Industries	Compensation Peer Group Low	Compensation Peer Group Median	Compensation Peer Group High
Revenue (in millions)	$161	$218	$229	$293
Market Capitalization (in millions)	$221	$211	$478	$691

The Committee used data drawn from our compensation peer group, as well as data from the Radford High Technology Industry executive compensation survey including five of our 12 peer companies and other semiconductor industry companies with revenues of $50 - $300 million, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash incentive award opportunities and long-term incentive compensation opportunities. The Committee reviewed the analysis provided by Compensia and believes that this information reflects the pool from which the Company competes for executive talent.

Individual Compensation Elements
In fiscal 2018, the principal elements of our executive compensation program were as follows:

Element	Form	Variability	Objective	How Established
Base Salary	Cash	Fixed	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market	Reviewed against compensation peer group for competitiveness and factors set forth in “Governance of Executive Compensation Program - Compensation-Setting Process” above
Annual Cash Incentive Awards	Cash	Performance-Based	Designed to motivate our executives to achieve our annual business objectives, provide financial incentives when we meet or exceed these objectives and reward performance	Target awards set by measuring total cash compensation opportunity against compensation peer group for competitiveness; performance objectives based on challenging financial and operational goals
Performance-Based Restricted Stock Unit Awards	Equity	Performance-Based - Value Tied to Stock Price	Designed to align long-term executive and shareholder interests; provide opportunity based upon the performance of our stock price against the Russell 2000 Index
Target value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and additional factors set forth in “Governance of Executive Compensation Program - Compensation-Setting Process” above

Time-Based Restricted Stock Unit Awards	Equity	Value Tied to Stock Price	Align long-term executive and shareholder interests and strengthen retention through multi-year vesting
Target value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and additional factors set forth in “Governance of Executive Compensation Program - Compensation-Setting Process” above

Other Benefits	Cash	Primarily Fixed	Provide competitive employee benefits; we do not view this as a significant element of our program	Reviewed for competitiveness against our compensation peer group
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly-talented individuals.
Using the competitive market data provided by its compensation consultant, the Committee reviews and adjusts the base salaries for each of our Named Executive Officers as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the Committee in the event of a promotion or significant change in responsibilities.

Generally, the Committee sets base salaries with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data. Although we set base salaries within a competitive range of the market median, the actual positioning will also be based on the Committee’s assessment of the factors described above.
In May 2017, the Committee evaluated the base salaries to take effect in 2018 for our Named Executive Officers. In making these decisions, the Committee considered the current risks and challenges facing us, as well as the factors described in “Governance of Executive Compensation Program - Compensation-Setting Process” above, and determined that modest merit increases to the base salaries of our executive officers were reasonable and appropriate. The base salaries of our Named Executive Officers for fiscal 2018, effective June 2017 were as follows:

Named Executive Officer	Fiscal 2017 Annual Base Salary	Fiscal 2018 Annual Base Salary	Percentage Adjustment
Mr. Burger	$575,000	$575,000	0%
Mr. Muhich (1)	N/A	$350,000	N/A
Mr. Harris	$285,000	$289,000	1.4%
Mr. Williams	$250,000	$260,000	4.0%
Mr. Oldham (2)	$357,000	$367,500	2.9%

(1)	Mr. Muhich was appointed as our Chief Financial Officer and Corporate Secretary on December 5, 2017.

(2)
Mr. Oldham resigned from his positions as our Senior Vice President of Administration, Chief Financial Officer, and Corporate Secretary effective December 4, 2017. The base salary noted above was pro-rated for the period of employment.

Mr. Wong ceased being an executive officer approximately one month after the beginning of fiscal 2018, before executive compensation decisions for fiscal 2018 were made, and terminated employment before the end of fiscal 2018.  Accordingly, Mr. Wong did not receive a base salary increase, annual incentive award or equity awards for fiscal 2018 and for this reason is not included in the above or following tables.  For a description of post-employment compensation arrangements for Mr. Wong, see Post-Employment Compensation section below.
The actual base salaries paid to our Named Executive Officers in fiscal 2018 are set forth in the “Fiscal 2018 Summary Compensation Table” below.
Annual Cash Incentive Awards
We use an annual cash incentive plan to motivate our employees and executive officers to achieve our annual business objectives. In fiscal 2018, the Board adopted an annual cash incentive plan (the “Fiscal 2018 Incentive Plan”) to provide financial incentives for our employees, including our executive officers, to meet or exceed the target levels for specific financial performance measures as established under our fiscal 2018 annual operating plan. All employees, excluding personnel who participate in the Sales Commission program, including each of our Named Executive Officers, were eligible to participate in the Fiscal 2018 Incentive Plan. Amounts earned under the Fiscal 2018 Incentive Plan were only payable to employees still employed with us on the date of payment.
Target Annual Cash Incentive Award Opportunities
For purposes of the Fiscal 2018 Incentive Plan, annual cash incentive award opportunities for our Named Executive Officers were based upon a pre-established percentage of their annual base salary. The target annual cash incentive bonus opportunities for our Named Executive Officers were determined by the Committee after considering the recommendations of our CEO (except with respect to his own target annual cash incentive award opportunity) as well as the factors described in “Governance of Executive Compensation Program - Compensation-Setting Process” above.
For fiscal 2018, the target annual cash incentive award opportunities for our Named Executive Officers were maintained at their fiscal 2017 levels, as follows:

Named Executive Officer	Fiscal 2017 Target Annual Cash Incentive Opportunity (as a percentage of base salary)	Fiscal 2018 Target Annual Cash Incentive Opportunity (as a percentage of base salary)
Mr. Burger	100%	100%
Mr. Muhich (1)	N/A	60%
Mr. Harris	60%	60%
Mr. Williams	60%	60%
Mr. Oldham	70%	70%

(1)
In connection with his appointment as our Chief Financial Officer and Corporate Secretary on December 5, 2017, Mr. Muhich received a target annual cash incentive award opportunity equal to 60% of his annual base salary, prorated for his period of service.

Potential annual cash incentive award payments for our Named Executive Officers under the Fiscal 2018 Incentive Plan could range from zero to a maximum of 200% of their target annual cash incentive award opportunity.
Corporate Performance Measures
For purposes of the Fiscal 2018 Incentive Plan, the Board selected revenue and pre-variable pay adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) as the corporate financial performance measures. For this purpose, adjusted EBITDA was defined as operating income (as determined under generally accepted accounting principles) before purchase price accounting, share based compensation, restructuring, goodwill and other asset impairments, and other similar items, less depreciation and non-purchase accounting amortization. In addition, for purposes of the Fiscal 2018 Incentive Plan, the Board established a strategic performance measure that involved meeting a cost structure (“Cost Structure”), defined as the average of certain fixed third and fourth quarter fiscal 2018 expenses. These three corporate performance measures were each equally weighted in determining performance under the Fiscal 2018 Incentive Plan.
For purposes of the Fiscal 2018 Incentive Plan, the Committee set the following performance levels for revenue, adjusted EBITDA and Cost Structure:

Performance Measure	Threshold Performance Level (in millions)	Target Performance Level (in millions)	Maximum Performance Level
Revenue	$133.0	$180.8	Uncapped(1)
Adjusted EBITDA	>$0.0	$17.2	Uncapped(1)
Cost Structure	$20.0	$18.9	Accelerated by average of Financial Measures over-achievement

(1)	While Revenue and Adjusted EBITDA measures are uncapped, the total maximum funding for payout is capped at 200%.
Annual cash incentive award performance for each financial measure scales linearly between threshold and target performance levels and continues without maximum for above target level performance. The strategic objective is accelerated by the average over-achievement of the two financial measures. The overall maximum incentive funding after weighting all three performance measures equally is capped at 200%.
Annual Cash Incentive Plan Formula
     The following formula was used to calculate the actual annual cash incentive award payments for participants in the Fiscal 2018 Incentive Plan:

Annual Cash Incentive Award Decisions
Following the completion of fiscal 2018, the Committee determined our actual performance with respect to our revenue, adjusted EBITDA and Cost Structure for purposes of the Fiscal 2018 Incentive Plan to be as follows:

Performance Measure	Threshold Performance Level (in millions)	Target Performance Level (in millions)	Actual Performance Result (in millions)	Percentage Achievement of Target Performance Funding Level	Weighting	Weighted Percentage Funding Level
Revenue	$133.0	$180.8	$367.9	415%	33%	138%
Adjusted EBITDA	>$0.0	$17.2	$117.8	714%	33%	238%
Cost Structure	$20.0	$18.9	$19.6	219%(1)	33%	73%(1)
Total Payout		100%			100%	449% capped at 200%

(1)
The funding level for the Cost Structure measure is accelerated by the average achievement of the two financial measures and was calculated by multiplying the 39% Cost Structure achievement by 565%, which is the average of the achievement of the two financial measures, resulting in the funding level of 291%.

When reviewing the achievement of the cost target strategic objective, the Committee considered the impact of the Company’s decision, based on its strong financial performance, to make additional fiscal year fourth quarter investments to accelerate its new product roadmap. The Committee determined that while the target for this measure was not met because of the additional investments, the threshold was met and the Company’s work on this measure otherwise satisfied the Committee’s objective for this goal. Given that the Company’s strong financial performance resulted in the attainment of the maximum 200% funding level, the Committee did not make any funding adjustments as a result of the increased investments to the achievement of the cost structure performance measure.
Based on the foregoing determination, the actual cash incentive award payments earned under the Fiscal 2018 Incentive Plan by all employees, including our Named Executive Officers, was 200% of the target annual cash incentive award target. The following table sets forth the target annual cash incentive award opportunities, the weighted results of the corporate and individual performance components, the actual cash incentive award payments made to our Named Executive Officers for fiscal 2018 and the percentage that such award payments represent of their target annual cash incentive award opportunities:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity	Weighted Achievement of Target (as a percentage of target annual cash incentive award)	Actual Annual Cash Incentive Award
Mr. Burger	$575,000	200%	$1,150,000
Mr. Muhich (1)	$67,846	200%	$135,692
Mr. Harris	$172,846	200%	$345,692
Mr. Williams	$154,615	200%	$309,231
Mr. Oldham (2)	N/A	200%	-0-

1.	The annual cash incentive award payment for Mr. Muhich was prorated for his actual employment during fiscal 2018.

2.
Mr. Oldham resigned from his positions as our Senior Vice President of Administration, Chief Financial Officer, and Corporate Secretary effective December 4, 2017 and accordingly was not eligible to receive payment of an annual incentive award payment

Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our shareholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted by the Committee. The amount and forms of such equity awards are determined by the Committee after considering the factors described in “Governance of Executive Compensation Program - Compensation-Setting Process” above. The amount of the equity awards is also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience and individual performance.
Fiscal 2018 Equity Awards
In May 2017, the Committee engaged in a lengthy discussion of our longer-term business objectives and the best way to incent our executive officers to achieve those objectives through their long-term incentive compensation opportunities. After careful consideration, the Committee determined that our executive officers’ long-term incentive compensation opportunities should be delivered in the form of an equally-weighted mix of performance-based restricted stock unit (“PRSU”) awards and time-based restricted stock unit (“RSU”) awards for shares of our common stock.
Then, after considering the factors described in “Governance of Executive Compensation Program - Compensation-Setting Process” above, the Committee approved equity awards for our executive officers, including the following aggregate equity awards for our Named Executive Officers, in fiscal 2018:

Named Executive Officer	Performance Stock Unit Awards (PRSU Awards) (target number of shares)	Time-Based Restricted Stock Unit Awards (number of shares)	Aggregate Grant Date Fair Value ($)
Mr. Burger	73,900	73,900	$1,489,085
Mr. Muhich (1)	25,000	25,000	$1,021,000
Mr. Harris (2)	4,800	4,800	$96,720
Mr. Williams (2)	4,800	4,800	$96,720
Mr. Oldham (3)	30,700	30,700	$618,605

(1)
In connection with his appointment as our Chief Financial Officer and Corporate Secretary on December 5, 2017, Mr. Muhich received a target PRSU Award for 25,000 shares with performance periods beginning on December 5, 2017 and a Time-Based Restricted Stock Unit Award for 25,000 shares.

(2)	The fiscal 2018 equity awards for Mr. Harris and Mr. Williams were pro-rated for their length of service and to reflect the receipt of their new hire equity awards granted in February 2017.

(3)
Mr. Oldham resigned from his positions as our Senior Vice President of Administration, Chief Financial Officer, and Corporate Secretary effective December 4, 2017. As a result, Mr. Oldham forfeited the fiscal 2018 equity awards described above.

PRSU Awards
The PRSU Awards are to be earned based on our TSR compared to the performance of the Russell 2000 Index (the "Index") as measured over one-, two- and three-year performance periods all beginning on May 11, 2017 or the individual’s hire date for new hire grants (the “Performance Periods”). Specifically, the number of shares of our common stock for which the PRSU awards may be settled varies based on our TSR relative to the TSR of the Index over the Performance Periods. The total number of shares earned for each of the three Performance Periods will vest and the awards settled at the end of the three-year performance period, with the full amount of the award contingent upon an executive officer remaining continuously employed by us through the three-year period.
The Committee selected the Index as the most appropriate reference from which to evaluate our performance because it represents a reliable indicator of the general economy for comparable-sized companies and reflects the unique and diverse nature of our operations. It also enables the Board to evaluate the effectiveness of our short-term and long-term incentives in driving sustained value creation for our shareholders.
The formula to be used to measure our TSR and the TSR of the Index is the average closing market stock price of our common stock for the 20-trading days immediately preceding the applicable measurement date. The number of awards is decreased from target on a three-for-one ratio for performance below the Index and increased on a two-for-one basis for performance above the Index.
The number of shares of our common stock subject to the PRSU awards is determined annually at the end of each Performance Period. The number of shares of our common stock that may be earned by an executive officer is initially capped at 150% of one third of the shares for the first Performance Period and 200% of one third of the shares for the second Performance Period. For the final three-year Performance Period, up to 200% of the total number of shares subject to the award (including one third of the target award shares for both the first and second Performance Periods) may be earned, such that the vesting is capped at 200% of the total number of shares granted.  In addition, the PRSU awards contain a provision that limits the overall payment to a number of shares of our common stock with an aggregate value as of the last day of the Performance Period that is five times the product of (i) the number of shares of our common stock subject to the awards at the target performance level and (ii) the closing market price of our common stock on the date the awards were granted.
RSU Awards
The time-based RSU awards granted in fiscal 2018 vest in equal annual installments over the four-year period, with the first installment vesting on the first anniversary of the date of grant, contingent upon an executive officer remaining continuously employed by us through each applicable vesting date.
The equity awards granted to our Named Executive Officers in fiscal 2018 are set forth in the “Fiscal 2018 Summary Compensation Table” and the “Fiscal 2018 Grants of Plan-Based Awards Table” below.
Performance Results for Previously-Granted PRSU Awards
Fiscal 2017 PRSU Awards - Mr. Burger was granted a new hire PRSU award in October 2016, Messrs. Harris and Williams were granted new hire PRSU awards in February 2017, and Mr. Oldham was granted a PRSU award in the May 2016 award cycle, each with a 3-year vesting period.

Named Executive Officer	Target Number of Shares Subject to First Tranche of Fiscal 2017 PRSU Award	TSR of ESI over First Tranche	TSR of Russell 200 Index over First Tranche	Expected Payment Percentage for First Tranche of Fiscal 2017 PRSU Award(3)	Actual Number of Shares Expected to Be Earned under First Tranche of Fiscal 2017 PRSU Award(3)
Mr. Burger	248,565	231.6%	116.2%	150%	124,283
Mr. Muhich (1)	N/A	N/A	N/A	N/A	N/A
Mr. Harris	40,000	283.1%	111.0%	150%	20,000
Mr. Williams	40,000	283.1%	111.0%	150%	20,000
Mr. Oldham (2)	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Muhich joined in December 2017 (fiscal 2018) and therefore, did not receive shares in fiscal 2017.

(2)
Mr. Oldham resigned from his positions as our Senior Vice President of Administration, Chief Financial Officer, and Corporate Secretary effective December 4, 2017 and accordingly forfeited all unvested awards, including fiscal 2017 PRSU awards.

(3)
Actual vesting of awards is contingent upon completion of a 3-year service period and the number of awards is impacted by performance through that date. Values presented are expected earnings based on performance to-date.

As provided by the terms of these awards, the shares of our common stock subject to the first tranche of the Fiscal 2017 PRSU awards will vest and be settled only if the Named Executive Officer remains employed by us at the end of the three-year performance period (October 2019, February 2020 and May 2020).
Welfare and Health Benefits
Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare benefits and an employee stock purchase plan. In addition, our employees, including our executive officers, are eligible to participate in our Section 401(k) defined contribution plan. During fiscal 2018, we matched 50% of the first 6% of employee contributions to the Section 401(k) plan.
In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
Non-Qualified Deferred Compensation Plan
Our Named Executive Officers may elect to defer receipt of up to 50% of their base salary and 100% of their annual cash incentive awards and RSU awards under our non-qualified deferred compensation plan (the “NQDC Plan”). Cash amounts credited to the NQDC Plan will earn a rate of return based on investment funds selected by the participant from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon the date six months after termination of employment, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for five or 10 years, as elected by the participant. We set aside deferred cash amounts in a grantor trust to cover our obligation to pay deferred compensation.
Our Named Executive Officers may elect to defer receipt of the RSU awards that we grant to them under our NQDC Plan. The shares of our common stock subject to such awards are eligible to be issued to a participant on the same terms as their cash deferral amounts.
We offer the NQDC Plan to our executive officers to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as our Section 401(k) retirement plan. We view the NQDC Plan as a supplement to our Section 401(k) plan where employee contributions are limited and as a competitive practice to enable us to attract and retain executive talent.
For more information on the NQDC Plan, see the “Fiscal 2018 Non-Qualified Deferred Compensation Plan Table” below
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During fiscal 2018, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.
Employment Agreement
We entered into a written employment agreement with Mr. Burger in connection with his appointment as our CEO in October 2016. We have also extended written employment offer letters with each of our other executive officers, including our other Named Executive Officers. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.

In the case of our CEO, his employment arrangement also provides for certain payments and benefits in the event of certain qualifying terminations of employment regardless of whether a change in control of the Company has occurred. These post-employment compensation arrangements are described in “Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation Arrangements
We have entered into agreements and maintain plans that require us to provide payments and benefits to our CEO and other Named Executive Officers in the event of a termination of employment under specified circumstances. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. The terms of these agreements were established by the Committee to provide what it believed to be reasonable payments and benefits in the case of our CEO in the event of an involuntary loss of employment, including in connection with a change in control of the Company, and in the case of the other Named Executive Officers, in the event of an involuntary loss of employment in connection with a change in control of the Company.
These agreements are designed to provide reasonable compensation to executive officers who leave our employ under the specified circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We believe that these post-employment arrangements are designed to align the interests of our executive officers and our shareholders. The primary purpose of these arrangements in the case of a change in control of the Company is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our shareholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our shareholders.
All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
The Committee does not consider the specific amounts payable under these agreements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
Post-Employment Compensation
In connection with Mr. Oldham’s resignation as our Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary on December 4, 2017, we entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Oldham which was effective as of December 25, 2017. Under the Separation Agreement, Mr. Oldham received:

▪	A lump sum cash severance payment in the amount of $601,822

▪	A pro-rated portion of the bonus contemplated under the special retention agreement the Board entered into with him on August 31, 2016 in the amount of $75,000
In exchange for these payments, Mr. Oldham executed a general release of claims in favor of the Company and its affiliates and, as set forth in the Separation Agreement, confirmed his confidentiality obligations to us. The Separation Agreement also contained customary mutual non-disparagement covenants.
In connection with Mr. Wong’s termination as our Vice President of Customer Operations, on June 13, 2017, we entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Wong to remain an employee through August 25, 2017. Under the Separation Agreement, Mr. Wong received:

▪	A lump sum cash severance payment in the amount of $242,308
The Company and Mr. Wong agreed through informal negotiations and oral agreement that his employment would continue through October 31, 2017. Subsequently, a second Separation and Release Agreement (the “Separation Agreement”) second amendment was entered into with Mr. Wong on October 31, 2017 to remain as a consultant of the Company through December 31, 2017. Under the Separation Agreement, Mr. Wong received:

▪	A base salary at seventy-five percent (75%) of his prior base salary

▪	A pro-rated portion of the FY18 bonus through October 31, 2017 in the amount of $179,308
In exchange for these payments, Mr. Wong executed a general release of claims in favor of the Company and its affiliates and, as set forth in the Separation Agreement, confirmed his confidentiality obligations to us. The Separation Agreement also contained customary mutual non-disparagement covenants.
For detailed descriptions of the post-employment compensation arrangements we maintained with our Named Executive Officers for fiscal 2018, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies and Practices
Stock Ownership Policy
We maintain a stock ownership policy for our Named Executive Officers and the non-employee members of the Board that is intended to align their financial interests with the interests of our shareholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock. Our stock ownership policy is also intended to further motivate our executive officers and the non-employee members of the Board to focus on our performance and promote our commitment to sound corporate governance. Pursuant to this policy, our executive officers and the non-employee members of the Board are required, over a five-year period, to acquire and beneficially own shares of our common stock with an aggregate value at least equal to a specified multiple of their base salary or annual cash retainer, as applicable, determined as follows:

Position	Minimum Share Ownership Requirement
Chief Executive Officer	Three times annual base salary
Vice President	One times annual base salary
Non-Employee Member of Board	Three times annual cash retainer
These ownership levels are intended to take into account an individual’s needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our shareholders of management’s commitment to long-term value creation.
The shares of our common stock that may be counted towards meeting the applicable minimum ownership requirement include shares owned outright, shares acquired through our employee stock purchase plan and shares subject to unvested restricted stock unit awards.
As of April 1, 2018, each of the Named Executive Officers and the non-employee members of the Board satisfied his applicable minimum ownership requirement.
Compensation Recovery (“Clawback”) Policy
If the Board determines that a executive officer has engaged in an act of embezzlement, fraud or breach of fiduciary duty that contributed to an obligation to restate our financial statements, he or she will be required to repay any annual cash incentive awards received for the related periods and proceeds from the sale of any equity awards within the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated, as applicable. This policy is described in our Corporate Governance Guidelines.
In addition, under our 2004 Stock Incentive Plan, the Board is permitted to suspend the exercise of a stock option or SAR or the vesting of any other equity award if it believes a recipient of an award under such plan (other than a non-employee member of the Board) has engaged in certain acts of misconduct harmful to us. If it is determined that one of these acts has been committed by the recipient, no stock options or SARs may be exercised by the individual and the equity awards previously granted to the individual will be terminated.
Hedging and Pledging Prohibitions
Our insider trading policy prohibits our employees, including our executive officers, and the non-employee members of the Board from engaging in derivative securities transactions, including hedging transactions, with respect to our common stock which could result in any such individual continuing to own the covered securities at issue, but without the full risks and rewards of ownership. In addition, our insider trading policy prohibits our executive officers, and the non-employee members of the Board from pledging our securities as collateral or holding our securities in a margin account.

Tax Considerations
Deductibility of Executive Compensation
The Tax Cuts and Jobs Act (the “Tax Act”), which enacted into law in the U.S. on December 22, 2017, may have an impact on the deductibility of certain compensation, specifically the exemption of certain performance-based compensation from deduction limitations under Section 162(m) of the Internal Revenue Code (the "Code").
With respect to taxable years beginning on or before December 31, 2017 and relating to compensation payable pursuant to a binding written agreement in effect on November 2, 2017 that is not subsequently materially modified, generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to certain executive officers. Remuneration in excess of $1 million is exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m). Bonus awards under our annual cash incentive compensation plan, options to purchase shares of our common stock, stock appreciation rights for shares of our common stock, and PRSU awards granted in a taxable year prior beginning on or before December 31, 2017 and/or outstanding on November 2, 2017, pursuant to a binding written agreement, were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) and may be exempt from the deduction limit if the applicable conditions are satisfied.
Despite the Committee’s efforts to structure incentive compensation awards to our executive officers in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), the regulations issued thereunder, and the Tax Act, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will in fact achieve that objective. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.
Notwithstanding the potential absence of the “performance-based compensation” exemption going forward, the Committee may grant compensation that may not be deductible if it determines that doing so is in the best interests of the Company and its shareholders.
Compensation-Related Risks
The Committee believes that our incentive compensation arrangements for our executive officers do not encourage them to take unnecessary or excessive risks that could threaten the value of the Company. For example, a significant portion of our executive officer’ performance-based compensation is in the form of long-term equity award which generally vest or are earned over three to four years, thereby focusing them on our long-term interests. As a matter of best practice, we will continue to monitor our executive compensation program to ensure that it continues to align the interest of our executive officers with those of our shareholders while avoiding unnecessary or excessive risk.
The Committee also periodically evaluates with management the risks arising from our general compensation programs for all employees and has determined that such programs are not reasonably likely to have a material adverse effect on the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal period ended March 31, 2018 and the Company’s proxy statement for the 2018 Annual Meeting.

By the Compensation Committee:
Frederick A. Ball, Chairman
Lynne J. Camp
Richard H. Wills
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consisted of directors Frederick A. Ball (Chairman), Lynne J. Camp and Richard H. Wills at the end of fiscal 2018 and John Medica until his passing in October 2017. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company.
EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for our executive officers for services provided to the Company in fiscal 2018, 2017 and 2016:
•The Company’s chief executive officer;
•The Company’s chief financial officer beginning December 5, 2017;
•The two other individuals who were serving as executive officers of the Company during fiscal 2018;
•The Company's former chief financial officer, who served until December 4, 2017;
•Bing-Fai Wong, who served as an executive officer of the Company until May 11, 2017.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (1)	Salary (2)		Bonus		Stock Awards (3)		Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Michael D. Burger	2018	$575,000		—		$1,489,085	(12)	—	$1,150,000	$7,298	$3,221,383
President and Chief Executive Officer	2017	$287,500	(7)	$287,500	(9)	$2,908,021	(13)	—	—	$3,981	$3,487,002

Allen Muhich	2018	$113,077	(8)	$25,000	(10)	$1,021,000	(14)	—	$135,692	$2,019	$1,296,788
Vice President, Chief Financial Officer and Corporate Secretary

Steve Harris	2018	$288,077		—		$96,720	(15)	—	$345,692	$7,304	$737,793
Vice President of Engineering

John Williams	2018	$257,692		$—		$96,720	(15)	—	$309,231	$6,334	$669,977
Vice President of Marketing

Paul Oldham	2018	$246,346	(8)	$275,000	(11)	$618,605	(16)	—	—	$607,450	$1,747,401
Former Senior Vice President Administration, Chief Financial Officer and Corporate Secretary	2017	$355,923		—		$510,300	(17)	—	$104,338	$7,998	$978,559
	2016	$350,000		—		$271,060	(18)	$242,760	$78,554	$8,186	$950,560

Bing-Fai Wong	2018	$185,769	(8)	—		—		—	$179,308	$246,026	$611,103
Former Vice President of Customer Operations	2017	$278,923		—		$262,440	(19)	—	$70,070	$206,902	$818,335
	2016	$273,000		—		$140,280	(18)	$115,600	$52,519	$8,134	$589,533

(1)
The Company’s fiscal year consists of the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, references in this table to fiscal 2018 are to the 52-week period ended March 31, 2018; references to fiscal 2017 are to the 52-week period ended April 1, 2017; and references to fiscal 2016 are to the 53-week period ended April 2, 2016.

(2)	Represents base salary earned in the year, before any deferrals at the executive officer’s election.

(3)
Represents the aggregate grant date fair value of performance-vested restricted stock units (“PRSUs”) and time-vested restricted stock units (“TRSUs”) computed in accordance with ASC Topic 718. The PRSUs must achieve total shareholder return (TSR) measures in order for the awards to vest, and the grant date fair value of the awards is calculated using a Monte Carlo simulation model. The assumptions made in determining the grant date fair value of the PRSUs under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. The grant date fair value of the time-vested TRSUs is based on the closing market price of the Company’s common stock on the grant date. The amounts shown are grant date values and do not represent the amounts that may be realized by the executive officer upon vesting, which is subject to the share price at the time of vest and actual vesting.

(4)
Represents the aggregate grant date fair value of stock appreciation right awards computed in accordance with ASC Topic 718. The fair value of stock appreciation rights is estimated using the Black-Scholes pricing model. The assumptions made in determining the grant date fair value of stock appreciation rights under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

(5)
Represents payments under the Company’s annual cash incentive plan and includes amounts deferred at the executive officer's election pursuant to our deferred compensation plan. The estimated target and maximum amounts for annual incentive awards for fiscal 2018 are reflected in the Fiscal Year 2018 Grants of Plan-Based Awards table. For Mr. Muhich, represents his pro-rated earned bonus beginning from his hire date of December 5, 2017. For Mr. Wong, represents his pro-rated earned bonus through October 31, 2017.

(6)
All other compensation for fiscal 2018 represents 401(k) retirement plan matching contributions made by the Company. In addition, (i) for Mr. Oldham also includes $601,822 as a separation payment and (ii) for Mr. Wong also includes $242,308 as a separation payment.

(7)	Represents the pro-rated annual salary earned by Mr. Burger in fiscal 2017.

(8)	Represents the pro-rated annual salary earned in fiscal 2018.

(9)	Represents inducement bonus to join the Company equal to $287,500, the prorated bonus he would have received under the annual cash incentive plan at 100%.

(10)	Represents inducement bonus to join the Company.

(11)
Represents a retention bonus of $200,000 for continued employment with the company through August 31, 2017, plus a retention bonus of $300,000 for continued employment through August 31, 2018 prorated for service through December 2017 (in the amount of $75,000), both as contemplated under the additional special retention agreement our Board entered into with Mr. Oldham on August 31, 2016.

(12)	Represents the aggregate grant date fair value of fiscal 2018 grants of TRSU awards of $620,021 and grants of PRSU awards of $869,064.

(13)	Represents the aggregate grant date fair value of fiscal 2017 grants of TRSU awards of $1,284,892 and grants of PRSU awards of $1,623,129.

(14)	Represents the aggregate grant date fair value of fiscal 2018 grants of TRSU awards of $510,500 and grants of PRSU awards of $510,500.

(15)	Represents the aggregate grant date fair value of fiscal 2018 grants of TRSU awards of $40,272 and grants of PRSU awards of $56,448.

(16)
Represents the aggregate grant date fair value of fiscal 2018 grants of TRSU awards of $257,573 and grants of PRSU awards of $361,032. All awards were unvested and therefore were forfeited when Mr. Oldham resigned in December 2017.

(17)
Represents the aggregate grant date fair value of fiscal 2017 grants of TRSU awards of $248,850 and grants of market-based PRSU awards of $261,450. All of the PRSU awards and three fourths of the TRSU awards were unvested and therefore were forfeited when Mr. Oldham resigned in December 2017.

(18)
Represents the aggregate grant date fair value of TRSU awards. No PRSU awards were granted in fiscal 2016. Half of the TRSU awards were unvested and therefore were forfeited when Mr. Oldham resigned in December 2017 and when Mr. Wong's employment terminated in December 2017.

(19)
Represents the aggregate grant date fair value of fiscal 2017 grants of TRSU awards of $127,980 and grants of PRSU awards of $134,460. All of the PRSU awards and three fourths of the TRSU awards were unvested and therefore were forfeited when Mr. Wong's employment terminated in December 2017.

FISCAL YEAR 2018 GRANTS OF PLAN-BASED AWARDS
The following table contains information concerning fiscal 2018 annual and long-term incentive award opportunities for the executive officers, including the range of potential payouts under our incentive plans. Specifically, the table presents the fiscal 2018 annual incentive awards, PRSUs and RSUs granted to the executive officers in fiscal 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Michael Burger	—	$1,955	$575,000	$1,150,000	—	—	—	—
	5/11/17	—	—	—	—	—	73,900	$620,021
	5/11/17	—	—	—	73,900	147,800	—	$869,064
Allen Muhich	—	$231	$67,846	$135,692	—	—	—	—
	12/5/17	—	—	—	—	—	25,000	$510,500
	12/5/17	—	—	—	25,000	50,000		$510,500
Steve Harris	—	$588	$172,846	$345,692	—	—	—	—
	5/11/17	—	—	—	—	—	4,800	$40,272
	5/11/17	—	—	—	4,800	9,600	—	$56,448
John Williams	—	$526	$154,615	$309,230	—	—	—	—
	5/11/17	—	—	—	—	—	4,800	$40,272
	5/11/17	—	—	—	4,800	9,600	—	$56,448
Paul Oldham (5)	—	$586	$172,442	$344,884	—	—	—	—
	5/11/17	—	—	—	—	—	30,700	$257,573
	5/11/17	—	—	—	30,700	61,400	—	$361,032
Bing-Fai Wong (6)	—	—	—	—	—	—	—	—

(1)
Represents the incentive for fiscal 2018 under the Company’s annual executive officer bonus plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each executive officer for fiscal 2018 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See “Compensation Discussion & Analysis-Executive Compensation-Annual Cash Incentive Compensation.”

(2)
Represents market-based PRSUs, which are earned annually on the first three anniversaries of the date of grant with vesting occurring on the third anniversary of the date of grant, subject to employment criteria. Vesting occurs through achievement of TSR measures. See “Compensation Discussion & Analysis-Executive Compensation-Long-Term Incentive Compensation.” Payouts of PRSUs may range from $0 to the applicable maximum as set forth above. Therefore, we have omitted the “Threshold” column.

(3)
Represents TRSUs which vest 25% on the first four anniversaries of the date of grant, subject to employment criteria. See “Compensation Discussion & Analysis-Executive Compensation-Long-Term Incentive Compensation.”

(4)
Represents the aggregate grant date fair value of TRSUs and PRSUs computed in accordance with ASC Topic 718. All awards except PRSUs are valued at the closing market price of the Company’s common stock on the grant date. The PRSUs must achieve total shareholder return (TSR) measures in order for the awards to vest, and the grant date fair value of the awards is calculated using a Monte Carlo simulation model.

(5)
Because his employment terminated prior to the end of fiscal 2018 and prior to the vesting date of his grants, Mr. Oldham did not receive any benefits pursuant to the awards presented in the table above. For a description of amounts received by Mr. Oldham in connection with the termination of his employment, see "Compensation Discussion and Analysis -- Post-Employment Compensation Arrangements."

(6)	As Mr. Wong's termination with the Company was already planned as of May 11, 2017, no incentive awards were issued to him.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2018
The following table sets forth the information concerning outstanding unvested TRSUs and PRSUs held by the executive officers at March 31, 2018.

			Stock Awards
Name		Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael Burger		10/3/2016	172,083		$3,326,364	497,130	$9,609,523
		5/11/2017	73,900		$1,428,487	147,800	$2,856,974
Allen Muhich		12/5/2017	25,000		$483,250	25,000	$483,250
Steve Harris		2/10/2017	15,000		$289,950	—	—
		2/27/2017	—		—	80,000	$1,546,400
		5/11/2017	4,800		$92,784	9,600	$185,568
John Williams		2/27/2017	15,000		$289,950	80,000	$1,546,400
		2/27/2017	20,000	(4)	$386,600	—	$—
		5/11/2017	4,800		$92,784	9,600	$185,568
Paul Oldham	(5)	—	—		—	—	—
Bing-Fai Wong	(5)	—	—		—	—	—

(1)	TRSU grants that vest 25% on each of the first four anniversaries of the date of grant, subject to employment criteria.

(2)	Based on closing stock price on March 30, 2018, the trading day closest to March 31, 2018 of $19.33.

(3)
PRSU grants that may be earned annually on the first three anniversaries of the date of grant with vesting occurring on the third anniversary of the date of grant, subject to employment criteria. PRSUs are measured based on a relative total shareholder return ("TSR") measure and are described in more detail in “Compensation Discussion & Analysis-Executive Compensation-Long-Term Incentive Compensation.” PRSUs are shown at an estimated level of achievement; all are at maximum except the December 5, 2017 grant to Mr. Muhich which is at target.

(4)	TRSU grants that vest 50% on each of the first and second anniversaries of the grant date, subject to employment criteria.

(5)
As Mr. Oldham's and Mr Wong's terminations with the Company had already occurred at least 90 days prior to the end of fiscal 2018, neither had unvested TRSUs or unexercised options or SARs at the end of fiscal 2018.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2018
The following table sets forth information with respect to stock options (including stock appreciation rights) that were exercised and stock awards that vested during fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized ($) (1)
Michael Burger	—	—	57,362	(2)	$836,912
Allen Muhich	—	—	—		$—
Steve Harris	—	—	5,000		$86,800
John Williams	—	—	25,000		$444,250
Paul Oldham	212,286	3,067,130	28,938		$240,569
Bing-Fai Wong	20,312	184,562	14,882		$123,721

(1)
The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of stock awards by the closing price of the Company’s common stock per share on the vesting date.

(2)	Mr. Burger elected to defer all of his vested shares pursuant to our deferred compensation plan.
FISCAL YEAR 2018 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal Year 2018	Registrant Contributions in Fiscal Year 2018	Aggregate Earnings in Fiscal Year 2018	Aggregate Withdrawals/Distributions		Aggregate Balance at 3/31/18
	($)	($)	($)	($)		($)
Michael Burger	$836,912	—	$271,896	—		$1,108,808
Allen Muhich	—	—	—	—		—
Steve Harris	$7,781	—	$(214)	—		$7,567
John Williams	—	—	—	—		—
Paul Oldham	—	—	—	—		—
Bing-Fai Wong	$9,288	—	$147,476	84,581	(2)	$642,347 (1)
(1) Aggregate balance includes amounts reported as part of non-equity incentive plan compensation in the Summary Compensation Table for previous fiscal years.
(2) Mr. Wong received his first out of five annual retirement installments from the plan.
Under the Company’s nonqualified deferred compensation plan, executive officers can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Executive officers and other eligible employees may also defer payment of TRSUs and PRSUs granted to them by the Company. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the executive officer. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company has set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Severance and Change in Control Compensation
The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain executive officers of the Company in the event of a termination of employment under various circumstances.
The Company is party to an employment agreement containing change in control and severance provisions with Michael D. Burger effective at the time of his employment as Chief Executive Officer of the Company on October 3, 2016. Under the terms of that agreement, Mr. Burger is entitled to certain benefits if he is terminated by the Company without cause or if he terminates employment for good reason (a "qualifying termination"). "Cause" generally includes willful and continued failure to perform duties, willful engagement in criminal conduct that is materially injurious to the Company, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company, commission of an act or failure to act which constitutes gross negligence or misconduct, or a material breach of any material obligation under the employment agreement or any other agreement with the Company. "Good reason" generally includes a diminution of position or responsibilities, failure to nominate Mr. Burger to the Board, a reduction in base salary, other than as part of any general salary reduction implemented for all of the Company's management, failure to provide a benefit required by his employment agreement or a requirement to be based by more than 50 miles from the principal office in Portland, Oregon at which he was originally employed. The amounts Mr. Burger is entitled to vary depending on whether or not the qualifying termination is within 12 months after a change in control.
The Company is also party to change in control severance agreements with Allen Muhich, Steve Harris and John Williams. Generally, under the terms of these agreements, the executive officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive officer was based immediately prior to the change in control.
Under these agreements, a “change in control” includes the following:

•
Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•
The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.
None of the agreements with our executive officers provide for 280G gross-ups in the event of a change in control payment that triggers an excise tax.
The table below sets forth the estimated benefits payable to each executive officer under the following scenarios: (i) change in control of the Company on March 31, 2018, the last day of fiscal 2018, with (a) no termination of employment and (b) original awards or replacement awards continuing to vest per the original terms; (ii) change in control of the Company on March 31, 2018, and the executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the executive officer for good reason on March 31, 2018; and (iii) no change in control of the Company, and the executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the executive officer for good reason on March 31, 2018.

	Compensation			Benefits and Perquisites	Total
Name	Base Salary	Cash Bonus Plan	Restricted Stock Units Unvested/ Accelerated	Post-termination Health Benefits
1. Change in control – no employment termination and replacement award issued or original award continues vesting
Michael Burger (1)	$—	$575,000	$—	$—	$575,000
Allen Muhich (2)	$—	$210,000	$—	$—	$210,000
Steve Harris (2)	$—	$173,400	$—	$—	$173,400
John Williams (2)	$—	$156,000	$—	$—	$156,000
2. Change in control – involuntary termination without cause or termination with good reason
Michael Burger (1)	$1,150,000	$575,000	$13,170,903	$22,933	$14,918,836
Allen Muhich (2)	$350,000	$210,000	$966,500	$22,933	$1,549,433
Steve Harris (2)	$289,000	$173,400	$1,893,026	$22,933	$2,378,359
John Williams (2)	$260,000	$156,000	$2,279,626	$22,933	$2,718,559
3. No change in control – involuntary termination without cause or termination with good reason
Michael Burger (1)	$862,500	$—	$—	$—	$862,500
Allen Muhich (2)	$—	$—	$—	$—	$—
Steve Harris (2)	$—	$—	$—	$—	$—
John Williams (2)	$—	$—	$—	$—	$—
Because their employment terminated prior to the end of fiscal 2018, Messrs. Oldham and Wong did not and will not receive any of the benefits presented in the table above. For a description of amounts received by Messrs. Oldham and Wong in connection with the termination of their employment, see "Compensation Discussion and Analysis -- Post-Employment Compensation Arrangements."

(1)	Michael Burger

a.
Base Salary: Upon involuntary termination without cause or termination for good reason by the executive officer within 12 months of a change in control, payment of two times the annual base salary at the rate in effect immediately prior to the termination. Upon involuntary termination without cause or termination for good reason by the executive officer regardless of whether a change in control has occurred, a lump sum payment equal to 1.5 times the annual salary then in effect is due and payable within 15 days following the end of a 30-day release execution period.

b.
Cash Bonus: Upon a change in control while executive officer is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due within 30 days of a change in control. Upon involuntary termination without cause or termination for good reason by the executive officer within 12 months of a change in control, payment of the annual target cash bonus is due and payable within 15 days following the end of a 30-day release execution period from the date of termination. Amounts in the table are based on target amounts.

c.	Equity-based Awards: Amounts in the table are based on the closing stock price on March 30, 2018 of $19.33 and the number of restricted stock units for which vesting is accelerated.

i.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms unless the Board elects to accelerate vesting.

2.
Upon involuntary termination without cause or termination by the executive officer for good reason within 12 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.

3.
Upon involuntary termination without cause or termination by the executive officer for good reason, if no change in control has occurred, awards will be cancelled to the extent they are unvested at termination. Upon retirement in accordance with the Company’s retirement policy and if no change in control has occurred, all awards will immediately vest by a pro rata percentage. Retirement provisions are not used for calculation in this table.

d.
Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive officer within 12 months of a change in control, up to 12 months of COBRA premiums for health and dental insurance for himself and his covered dependents will be reimbursed to the executive officer.

e.
Double trigger: All change in control agreements contain a "double trigger" provision that provides payments and benefits only in the event that: (i) ESI is involved in a change in control transaction; and (ii) the executive officer's employment is terminated (or constructively terminated) in connection with the change in control.

(2)	Executive Officers with Change in Control Agreements

a.
Base Salary: Upon involuntary termination without cause or termination for good reason by the executive officer within 24 months of a change in control payment equal to 12 months of executive officer's base salary at the rate in effect immediately prior to the termination with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.

b.
Cash Bonus: Upon a change in control while executive officer is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due within 30 days of a change in control. Upon involuntary termination without cause or termination for good reason by the executive officer within 24 months of a change in control, payment of one times the annual target cash bonus is due six months after termination. Amounts in the table are based on target amounts.

c.	Equity-based Awards: Amounts in the table are based on the closing stock price on March 30, 2018 of $19.33 and the number of restricted stock units for which vesting is accelerated.

i.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms unless the Board elects to accelerate vesting.

2.
Upon involuntary termination without cause or termination by the executive officer for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.

3.
Upon involuntary termination without cause or termination by the executive officer for good reason, if no change in control has occurred, awards will be cancelled to the extent they are unvested at termination. Upon retirement in accordance with the Company’s retirement policy and if no change in control has occurred, all awards will immediately vest by a pro rata percentage. Retirement provisions are not used for calculation in this table.

d.
Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive officer within 24 months of a change in control up to 12 months of COBRA premiums for health and dental insurance for the executive officer and his covered dependents will be reimbursed to the executive officer.

e.
Double trigger: All change in control agreements contain a "double trigger" provision that provides payments and benefits only in the event that: (i) ESI is involved in a change in control transaction; and (ii) the executive officer's employment is terminated (or constructively terminated) in connection with the change in control.

Other Benefits Triggered upon Termination due to Death or Disability
At fiscal year-end 2018, the executive officers held outstanding and unvested restricted stock units as set forth in the "Outstanding Equity Awards at End of Fiscal Year 2018." The restricted stock unit agreements provide for prorated acceleration of the award if the executive officer ceases to be an employee by reason of death or total disability.
The following table shows the values of the restricted stock units that would have accelerated vesting if the executive officer’s employment had terminated as of March 30, 2018 due to death or disability.

Executive Officer	Death or Disability (1)
Michael Burger	$1,050,327
Allen Muhich	$46,729
Steve Harris	$83,001
John Williams	$112,393
 (1) Amounts in this column represent the number of restricted stock unit shares with accelerated vesting, multiplied by the closing market price of the Company’s common stock on March 30, 2018 of $19.33.
CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Michael Burger, our CEO.

•	The median of the annual total compensation of all employees of our company (other than our CEO), was $62,559; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $3,221,383
The CEO’s annual total compensation is 52 times that of the median of the annual total cash compensation of all ESI’s global workforce.
To calculate the median global employee’s total compensation of $62,559, ESI gathered local payroll data for the trailing twelve months as of December 31, 2017 converted to US Dollars. Total cash compensation items were included such as base salary, overtime, allowances, PTO/vacation, bonus, and commissions. Stock compensation was not included as it is not a widely dispersed compensation item among ESI’s employee population. The data was calculated for all active full-time, part-time, and temporary employees. The data did not include outside agency temporary employees. ESI’s employee population is widely dispersed across the globe. Approximately 58% of ESI’s global employee workforce is located outside of the United States.
We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
EQUITY COMPENSATION PLAN INFORMATION
Set forth in the table below is certain information regarding the number of shares of common stock that were subject to compensation plan grants and awards or outstanding stock options (which includes stock appreciation rights) at March 31, 2018.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,606,815	(1)(2)	$8.13	5,160,408 (3)
Equity compensation plans not approved by security holders	57,431	(4)	$5.60	—
Total	1,664,246		$8.04	5,160,408

(1)	Consists of TRSU and PRSU grants, options and stock appreciation rights outstanding under the 2004 Stock Incentive Plan.

(2)	Includes 1,569,865 TRSUs and PRSUs which will vest only if specific performance or service measures are met, assuming payout of PRSUs at target.

(3)	Includes 999,091 shares available for issuance under the 1990 Employee Stock Purchase Plan.

(4)	Consists of October 3, 2017 TRSU grants made to Michael Burger apart from the 2004 Stock Incentive Plan, which vest over four years.
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) the Company is asking our shareholders to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement (commonly known as a “say-on-pay” proposal). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers. This shareholder vote on executive compensation is advisory only, and is not binding on the Company, our Board or the Compensation Committee.

As discussed in more detail in the “Compensation Discussion and Analysis” above, our executive compensation program is designed to attract, motivate and retain talented executive officers; to motivate progress toward achieving pre-established corporate financial objectives and individual operational objectives, while balancing rewards for short-term and long-term performance; and to align the interests of our executive officers with those of shareholders. Executive compensation for all executive officers is benchmarked against similarly-situated executive officers at peer group companies, and reviewed annually. We believe that the 2018 fiscal year compensation of our Named Executive Officers was appropriate and aligned with the Company’s 2018 fiscal year results.
Accordingly, we are asking our shareholders to approve the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosures.”

Advisory Vote
The Board will carefully consider the outcome of the vote when making future decisions regarding the compensation of our Named Executive Officers. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to establish compensation levels different than the outcome indicated by our shareholders.
This proposal will be approved if a majority of the votes cast at the 2018 Annual Meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. A current copy of the Audit Committee Charter is available on the Company’s website at http://investors.esi.com/corporate-governance.
The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board and oversees the audits of the Company’s consolidated financial statements and internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting processes including the system of internal controls.
The Audit Committee has the sole authority to engage and dismiss the Company’s independent auditing firm. The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s application of accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.
The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.
In connection with the Company’s audit of the consolidated financial statements and internal control over financial reporting for the fiscal year ended March 31, 2018, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (PCAOB) (Communication with Audit Committees); and (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 for filing with the Securities and Exchange Commission.
By the Audit Committee:
Raymond A. Link, Chairman
Frederick A. Ball
Laurence E. Cramer

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Deloitte & Touche LLP audited the Company’s financial statements for the fiscal year ended March 31, 2018 and has been appointed to audit the Company’s financial statements for the fiscal year ending March 30, 2019. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of Deloitte & Touche LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.
If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

Principal Accounting Fees and Services
The following table shows the fees billed or accrued to the Company for the audit and other services provided by Deloitte & Touche LLP, the Company’s principal accounting firm in 2018 and 2017, respectively.

	2018	2017
Audit Fees (1)	$1,148,000	$964,425
Tax Fees (2)	—	—
Totals	$1,148,000	$964,425

(1)
Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.

(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.
Pre-Approval Policy
All services to be provided by Deloitte & Touche LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, the annual audit of internal control over financial reporting, reviews of consolidated quarterly condensed financial statements as reported on Form 10-Q and review of registration statements filed by the Company. With respect to services other than audit services, at least annually, the independent auditor submits to the Audit Committee for its approval the anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.
Vote Required
This proposal will be approved if a majority of the votes cast at the 2018 Annual Meeting are voted “FOR” this proposal. Abstentions will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee Charter requires the Audit Committee to review any transaction with a related person or in which a related person has a direct or indirect interest and to determine whether to ratify or approve the transaction, with such ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or otherwise in the interest of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during the 2018 fiscal year, except for late Form 4 filings processed by the Company on the behalf of the following individuals' shares withheld for taxes in connection with off-cycle RSU vesting in February 2018 for Messrs. Harris and Williams.
OTHER MATTERS
Directions to Annual Meeting
The 2018 Annual Meeting will be held at the Company’s offices at 13900 NW Science Park Drive, Portland, Oregon. From the Portland International Airport, follow signs towards Portland City Center/Downtown. Take the I-205 south ramp towards Portland/Salem (I-84). Take the I-84 west/US-30 west exit (exit number 21B) towards Portland. Take the I-5 south ramp towards Salem. Take the I-405 north ramp towards Beaverton (US-26)/City Center. Take the US-26 west/12th Ave. exit (exit number 1D) towards Beaverton. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.
From I-5 south, take exit 292A to merge onto OR-217 north toward Tigard/Beaverton. Take the exit onto US-26 west toward Astoria/Tillamook. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.
Shareholder Proposals in the Company’s Proxy Statement
Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2019 Annual Meeting of Shareholders must submit the proposals for receipt by the Company not later than March 11, 2019.
Shareholder Proposals not in the Company’s Proxy Statement
Shareholders wishing to present proposals for action at the 2018 Annual Meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Company’s secretary. To be timely for the 2019 Annual Meeting of Shareholders, a shareholder’s notice must be in writing and delivered to the secretary no earlier than April 10, 2019 and no later than May 10, 2019. The Company expects the 2019 Annual Meeting of Shareholders to be held on August 7, 2019.
Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.
Shareholder Nominations for Directors
Shareholders may nominate directly candidates for election to the Board at an annual meeting in accordance with the Company’s bylaws by delivering timely notice in writing to the Company’s secretary, as described above.
Multiple Shareholders Sharing the Same Address
If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive a single copy in the future.

Form 10-K
We will provide, without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the 2018 Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended March 31, 2018. Written requests should be mailed to the Director, Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.
Transaction of Other Business
Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.
By Order of the Board of Directors
Allen L. Muhich
Vice President, Chief Financial Officer
and Corporate Secretary
Portland, Oregon
July 9, 2018

Annex A - Reconciliation of non-GAAP and GAAP financial measures
In this proxy statement, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP, or adjusted, financial measures exclude the impact of purchase accounting, equity compensation, restructuring, reversal of tax valuation allowance, inventory and goodwill write-downs, and other items. We believe that this presentation of non-GAAP financial measures allows investors to assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Fiscal year ended
(In thousands, except per share data)	Mar 31, 2018	Apr 1, 2017
Gross profit per GAAP	$160,830	$61,466
Purchase accounting	977	1,133
Equity compensation	277	503
Charges for other asset and inventory impairment	13,554	2,642
Charges from VAT audit	1,298	—
Charges for impairment of intangibles	—	2,349
Non-GAAP gross profit	$176,936	$68,093

Operating expenses per GAAP	$84,970	$99,163
Purchase accounting	(566)	(1,077)
Equity compensation	(4,336)	(5,934)
Impairment of assets	—	(46)
Acquisition and integration costs	—	(366)
Restructuring costs	(3,935)	(6,986)
Impairment of goodwill	—	(7,445)
Non-GAAP operating expenses	$76,133	$77,309

Operating income (loss) per GAAP	$75,860	$(37,697)
Non-GAAP adjustments to gross profit	16,106	6,627
Non-GAAP adjustments to operating expenses	8,837	21,854
Non-GAAP operating income (loss)	$100,803	$(9,216)

Non-operating (expense) income, net per GAAP	$93	$265
Expense (income), on charges from VAT audit, Gain on asset sale, net of other non-operating expense (income)	(351)	—
Acquisition-related adjustments	—	(190)
Non-GAAP non-operating income (expense)	$(258)	$75
Non-GAAP income (expense) before income taxes	$100,545	$(9,141)

Net income (loss) per GAAP	$116,223	$(37,409)
Non-GAAP adjustments to gross profit	16,106	6,627
Non-GAAP adjustments to operating expenses	8,837	21,854
Non-GAAP adjustments to non-operating income (expense)	(351)	(190)
Income tax effect of other non-GAAP adjustments (a)	(41,967)	(252)
Non-GAAP net income (loss)	$98,848	$(9,370)
Basic Non-GAAP net income (loss) per share	$2.91	$(0.29)
Diluted Non-GAAP net income (loss) per share	$2.78	$(0.29)

(a)	The income tax effect of other non-GAAP adjustments in the fourth quarter of 2018 and fiscal 2018 was primarily due to release of tax valuation allowance.

ELECTRO SCIENTIFIC INDUSTRIES, INC.
13900 N.W. SCIENCE PARK DRIVE
PORTLAND, OR 97229-5497

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the six directors named in the proxy statement for a term of one year.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Frederick A. Ball 02) Michael D. Burger 03) Lynne J. Camp 04) Laurence E. Cramer 05) Raymond A. Link
06) Richard H. Wills

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000385001_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ELECTRO SCIENTIFIC INDUSTRIES, INC.
Annual Meeting of Shareholders
August 8, 2018 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael D. Burger and Allen Muhich, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ELECTRO SCIENTIFIC INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 11:00 AM PDT on August 8, 2018, at ESI's offices, 13900 NW Science Park Drive, Portland, Oregon 97229, and any adjournment or postponement thereof, and, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

0000385001_2 R1.0.1.17

Continued and to be signed on reverse side